EXHIBIT 99.1

NOVEN ANNOUNCES 2004 FINANCIAL RESULTS

Miami, FL, March 15, 2005 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the quarter and year ended December 31, 2004, and provided an update on its business and prospects.

Fourth Quarter Results
Noven’s net revenues for the quarter ended December 31, 2004 (the “current quarter”) were $12.7 million compared to $11.8 million for the quarter ended December 31, 2003 (the “2003 quarter”). This 8% increase primarily reflected higher contract revenues, partially offset by lower unit sales of menopausal hormone therapy (“HT”) products. Research and development expense for the current quarter increased 44% to $2.2 million, primarily due to ongoing development projects and the addition of new personnel. Marketing, general and administrative expense increased 46% to $5.2 million, primarily due to company expansion for expected new product launches, as well as increased professional fees driven in part by the requirements of the Sarbanes-Oxley Act. Noven recognized $2.5 million in earnings from the Novogyne joint venture compared to $7.2 million in the 2003 quarter. Provision for income taxes in the current quarter benefited from a $0.4 million reduction in accruals for ongoing tax audits due to the favorable resolution of certain tax matters. Noven’s net income for the current quarter was $2.8 million ($0.11 diluted earnings per share), compared to $5.7 million ($0.24 diluted earnings per share) in the 2003 quarter.

Novogyne’s current quarter net revenues decreased 21% to $24.3 million, reflecting lower sales of CombiPatch due to the continuing effects of the Women’s Health Initiative (“WHI”) study and the entry of a new combination patch competitor, as well as the impact of trade customer purchasing patterns on sales of Vivelle® family products. Selling, general and administrative expense increased 86% to $13.1 million, primarily reflecting Novogyne’s accelerated investment in new HT promotional programs expected to begin in 2005, a $1.0 million increase in product liability insurance premiums, and the establishment of a $0.9 million accrual (net of insurance recovery) associated with previously disclosed HT litigation. Reflecting these and other factors, current quarter net income at Novogyne decreased 67% to $5.1 million.

Full Year Results
For the year ended December 31, 2004, Noven reported net revenues of $45.9 million compared to $43.2 million in 2003. This 6% increase primarily reflected higher contract revenues and increased product sales to Novogyne. Research and development expense increased 23% to $9.9 million, primarily attributable to an increase in fentanyl and HT product development costs. Marketing, general and administrative expense increased 9% to $17.3 million, primarily due to expansion for expected new product launches, as well as increased professional fees driven in part by the requirements of the Sarbanes-Oxley Act. Noven recognized $17.6 million in earnings from Novogyne compared to $17.1 million in 2003, an increase of 3%. Noven’s 2004 net income was $11.2 million ($0.46 diluted earnings per share), compared to $11.2 million ($0.49 diluted earnings per share) in 2003.

Novogyne’s 2004 net revenues increased 4% to $105.4 million, primarily reflecting higher sales of Vivelle-Dot™ and increased sales of Estradot® to Canada, partially offset by lower sales of Vivelle and CombiPatch®. Novogyne’s results for 2004 and 2003 reflected sales returns allowances of $6.2 million and $7.9 million, respectively. Selling, general and administrative expense increased 16% to $35.6 million, reflecting in part Novogyne’s accelerated investment in new HT promotional programs expected to begin in 2005, a $1.0 million increase in product liability insurance premiums, and the establishment of a $0.9 million accrual (net of insurance recovery) associated with HT litigation. Reflecting these and other factors, 2004 net income at Novogyne decreased 2% to $42.2 million.

At December 31, 2004, Noven had $94.0 million in cash and cash equivalents compared to $83.4 million at December 31, 2003.

HT Prescription Update
Primarily due to the continuing impact of the WHI and related studies, total prescriptions in the overall U.S. HT market declined 16% in 2004 compared to 2003. For the same period, aggregate total prescriptions for Novogyne’s products (Vivelle, Vivelle-Dot and CombiPatch combined) decreased just 4%. Vivelle-Dot, which represented approximately 82% of total prescriptions for Noven’s U.S. products, increased 7% for the same period, while the estrogen segment of the U.S. HT market decreased 16%. For the same period, total prescriptions for the Vivelle product family (Vivelle-Dot and Vivelle combined) decreased 1%. Noven’s Vivelle-Dot patch remains the most frequently dispensed transdermal estrogen therapy product in the U.S. and the second most frequently dispensed estrogen therapy product of any kind in the U.S., behind only Wyeth’s oral Premarin® product.

Collaborations
“Noven’s strategy is to seek to introduce our industry-leading transdermal technology into diverse therapeutic categories with strong industry partners,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “In 2004, we worked closely with existing partners to advance three commercial opportunities which we believe have significant commercial potential, and laid the foundation for new partnerships that may further enhance our prospects.”

Endo Pharmaceuticals. “Our developmental fentanyl patch is intended to be the generic equivalent of Johnson & Johnson’s Duragesic® product, and our Abbreviated New Drug Application is under review at the FDA,” said Strauss. “Over the past several months, Noven and Endo helped win the battle against citizen petitions intended to block the approval of generic versions of Duragesic®. If our ANDA is approved and the product is launched by Endo, we expect to receive a launch-related milestone payment ranging from $5.0 million to $10.0 million. This payment will be deferred and recognized as Noven license revenues over a period of years. Under the terms of our agreement with Endo, we will manufacture and supply Endo with finished product at our cost and will share in Endo’s profit generated from U.S. product sales. In addition to the fentanyl patch, we are working to formulate additional proprietary patches for Endo, and we made progress on these programs in 2004.”

Shire Pharmaceuticals. “Noven and Shire Pharmaceuticals Group plc continue to work together to advance the development of our methylphenidate patch for ADHD,” said Strauss. “Shire is concluding additional clinical trials on the product and, if these studies are successful, we would expect to file an amendment to the pending New Drug Application mid-year 2005. During 2004, we expanded our collaboration with Shire to include the development of a transdermal amphetamine patch for ADHD, which could potentially address another important segment of the stimulant market for ADHD therapy.”

Procter & Gamble Pharmaceuticals. “We have partnered with Procter & Gamble Pharmaceuticals (“P&GP”) to develop follow-on product opportunities for P&GP’s in-licensed investigational Intrinsa™ testosterone patch designed to help restore desire in menopausal women with Hypoactive Sexual Desire Disorder (HSDD),” said Strauss. “In December 2004, P&GP withdrew its New Drug Application for Intrinsa® following receipt of feedback from an FDA Advisory Committee, and has stated its intention to file a new Intrinsa® NDA with additional clinical data. Noven’s first product under this collaboration is in development, and we earned a $3 million success fee related to this product in December 2004. If successfully developed and approved, this product could introduce the benefits of our DOT Matrix® technology to what may be a significant new commercial market.”

Other Opportunities. “In addition to the compounds mentioned above, there is a broad range of compounds that we believe we can deliver through our DOT Matrix and other delivery technologies,” said Strauss. “A cross-functional business development group continues to work to match these compounds with partners who can help fund development and successfully commercialize products from our pipeline. In this regard, we have entered into feasibility agreements with major pharmaceutical companies, and have filed Investigational New Drug Applications with the FDA. Although they are in early development, we believe that these and other projects will be the foundation for growth beyond our HT, fentanyl, methylphenidate and HSDD products, and should help advance Noven’s diversification strategy for the long term.”

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, March 15. Shortly thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from March 15 at 12:00 Noon Eastern time until March 17 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering account number 286 and conference ID number 140929. The conference call may contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, Procter & Gamble Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a women’s health products company with 2004 sales of over $105 million. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot™ product — the smallest estrogen patch in the world, and the most dispensed transdermal estrogen product in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “should,” “expect,” “intend,” “may,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Technology Matters – the possibility that Noven’s technologies may not be approvable or suitable for use in additional therapeutic categories, including those categories addressed through products developed with Noven’s development partners; Regulatory Matters – uncertainties relating to actions that may be taken against Noven by the FDA or other regulators, whether relating to manufacturing processes, suppliers, commercialized products, products in development or otherwise, and any related costs; uncertainties related to the FDA’s discretion to approve or not approve a product; the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration; patent or other strategies by third parties could delay or prevent the launch of Noven’s products; Noven’s Partners – the risk that Noven’s development partners may have different or conflicting priorities than Noven’s which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the partnered development programs; uncertainties regarding Noven’s ability to attract additional development partners; the possibility that Noven may be unsuccessful in achieving milestone objectives under Noven’s development programs and may not receive any further payments; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives under our development programs and/or cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; Methylphenidate Patch (MTS) – the risk that planned additional MTS studies may not be completed in a timely manner, which could delay the filing of an amendment to the MTS NDA; the possibility that planned additional studies of MTS will not produce results that support approval or that, even if the additional studies are completed and are successful, MTS may not ultimately be approved or commercialized; the timing of the FDA’s review of any amended NDA for MTS as well as any product approval, which are beyond Noven’s control and which may impact the success of product launch and market penetration; Shire’s control over the management of the planned additional MTS clinical trials, including the risk that Shire may elect to manage such studies differently than Noven might have, incorrectly or inadequately; any exercise of Shire’s right to terminate the agreement following its review of the results of the additional studies, including the risk that, in such event, Noven’s right to receive a $50 million approval milestone would terminate, and that Noven may be unable or unwilling to proceed with the project or may be unable to license MTS to a third party or to a party with the resources of Shire on commercially reasonable terms; and the likelihood that Noven’s development strategy would change if Shire were to terminate the agreement under certain circumstances, or if MTS were not ultimately approved or were abandoned; Fentanyl Patch – the risks and uncertainties associated with the FDA’s review of Noven’s fentanyl ANDA; the possibility that milestone payments may be reduced and/or that Endo may exercise its contractual right to terminate the license agreement if the product launch is delayed for any reason, including delay in obtaining FDA approval; the possibility that Noven may be unable to recover significant costs to manufacture fentanyl patches prior to product launch if FDA approval is not obtained on a timely basis or at all; the possibility that, even if approved, Noven’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by Noven with the Securities and Exchange Commission. Noven cautions that the foregoing list of factors is not exhaustive.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:	Three Months Ended		Twelve Months Ended
(amounts in thousands, except	December 31,		December 31,
per share amounts) (unaudited)
	2004	2003	2004	2003

Revenues:
Product revenues — Novogyne:
Product sales	$3,740	$4,160	$18,798	$15,932
Royalties	1,295	1,597	5,204	4,978

Total product revenues — Novogyne	5,035	5,757	24,002	20,910
Product revenues — third parties	3,041	3,418	12,869	16,206

Total product revenues	8,076	9,175	36,871	37,116
Contract and license revenues:
Contract	3,606	1,728	5,021	2,024
License	1,023	881	3,999	4,026

Contract and license revenues	4,629	2,609	9,020	6,050

Net revenues	12,705	11,784	45,891	43,166
Expenses:
Cost of products sold	4,624	5,221	20,101	19,482
Research and development	2,181	1,519	9,911	8,082
Marketing, general and administrative	5,247	3,593	17,271	15,858

Total expenses	12,052	10,333	47,283	43,422

Income (loss) from operations	653	1,451	(1,392)	(256)
Equity in earnings of Novogyne	2,544	7,245	17,641	17,094
Interest income, net	380	154	999	659

Income before income taxes	3,577	8,850	17,248	17,497
Provision for income taxes	823	3,188	6,024	6,301

Net income	$2,754	$5,662	$11,224	$11,196

Basic earnings per share	$0.12	$0.25	$0.48	$0.50

Diluted earnings per share	$0.11	$0.24	$0.46	$0.49

Weighted average number of common shares outstanding:
Basic	23,457	22,595	23,332	22,544

Diluted	24,187	23,150	24,305	22,989

	As Of
	December 31,	December 31,
Balance Sheet Data:	2004	2003
(unaudited)
Cash and cash equivalents	$93,958	$83,381
Investment in Novogyne	$26,233	$28,368
Total assets	$201,975	$170,984
Deferred license revenues	$39,085	$50,005
Stockholders’ equity	$129,039	$108,823

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